Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033 For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation remains confident in its Kentucky generation investment plans and overall business outlook despite Kentucky Senate Bill 4 becoming law

PPL reaffirms earnings forecast and growth projections following enactment of Kentucky Senate Bill 4

ALLENTOWN, Pa. (March 24, 2023) – PPL Corporation (NYSE: PPL) reaffirmed the generation investment plans of its subsidiaries, Louisville Gas and Electric Company (LG&E) and Kentucky Utilities Company (KU), and its overall business outlook despite a new law passed in Kentucky that requires the Kentucky Public Service Commission (KPSC) to approve the retirement of fossil-fuel-fired electric generation units.

As presented in their December filings with the KPSC, LG&E and KU requested approval to add two new combined-cycle natural gas plants, nearly 1,000 megawatts of solar generation, 125 megawatts of battery storage and more than a dozen new energy efficiency programs by 2028 as part of the companies' generation replacement strategy. The plan is the least-cost option to continue to serve LG&E and KU customers' energy needs responsibly, reliably and affordably. Additional details regarding LG&E and KU's generation replacement strategy can be found on the utilities' website at www.lge-ku.com/future.

“We followed a well-defined and rigorous process to ensure delivery of safe, reliable and affordable energy for our customers. We're confident that our plan exceeds the standards set out by this new law and is the best path forward for our customers. We look forward to continuing to engage with stakeholders in Kentucky and completing the process before the KPSC to demonstrate why that is,” said Vince Sorgi, PPL President and CEO.

The new law requires LG&E and KU to file a request for approval to retire fossil-fuel-fired electric generating units with 30-days' notice and 180 days for the KPSC to issue a decision on the filing. As a result, the company does not expect the new law to impact the timing of a KPSC decision on LG&E and KU's December generation replacement filings, which is expected by November 6, 2023.

PPL also does not expect the new law to materially impact its business outlook and reaffirmed its 2023 earnings forecast range of $1.50 to $1.65 per share, with a midpoint of $1.58 per share and projected annual earnings per share growth of 6% to 8% through at least 2026.

PPL Corporation (NYSE: PPL), based in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to more than 3.5 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

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